Exhibit 5.1

CONYERS DILL & PEARMAN LLP
SIX, 2nd Floor, Cricket Square
PO Box 2681, Grand Cayman KY1-1111
Cayman Islands
T +1 345 945 3901
conyers.com

19 December 2022

+1 345 814 7786
cora.miller@conyers.com

NFT Limited

c/o Conyers Trust Company (Cayman) Limited

Cricket Square, Hutchings Drive

P.O. Box 2681

Grand Cayman, KY1-111

Cayman Islands

Dear Sirs and Madams:

Re:	NFT Limited (the “Company”)

We have acted as Cayman Islands legal advisers to the Company in connection with the Company’s registration statement on Form F-4 and proxy statement, including all amendments or preliminary or final supplements thereto (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the U.S. Securities Act of 1933, as amended (the Act) to date (the “Registration Statement”) and the prospectus contained in the Registration Statement dated 19 December 2022 (the “Prospectus”), in respect of 34,991,886 Class A ordinary shares of the Company with a nominal or par value US$0.0001 (the “Shares”) to be issued by the Company in connection with that certain agreement and plan of merger dated 1 November 2022 as amended and restated on 15 December 2022 made between the Company and Takung Art Co., Ltd., a Delaware corporation (the “Plan of Merger”), as contained in the Registration Statement.

DOCUMENTS REVIEWED

For the purposes of giving this opinion, we have examined the following documents:

1.1.	the Registration Statement;

1.2.	the Prospectus;

1.3.	the Plan of Merger;

1.4.	a copy of the Certificate of Incorporation and the Memorandum and Articles of Association of the Company dated 30 September 2022 (the “Memorandum and Articles”);

1.5.	a copy of the written resolutions of the directors of the Company dated 18 December 2022 (the “Resolutions”);

1.6.	a copy of a Certificate of Good Standing issued by the Registrar of Companies in relation to the Company on 16 December 2022 (the “Certificate Date”); and

1.7.	such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

ASSUMPTIONS

We have assumed:

2.1	the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken;

2.2	the accuracy and completeness of all factual representations made in the Registration Statement, the Prospectus, the Plan of Merger and the other documents reviewed by us;

2.3	that the Resolutions were passed at one or more duly convened, constituted and quorate meetings or by unanimous written resolutions, remain in full force and effect and have not been rescinded or amended;

2.4	that there is no provision of the law of any jurisdiction, other than the Cayman Islands, which would have any implication in relation to the opinions expressed herein;

2.5	the Company has or will receive consideration in money or money’s worth for the issue of the Shares, and none of the Shares were or will be issued for less than par value;

2.6	no invitation has been or will be made by or on behalf of the Company to the public in the Cayman Islands to subscribe for any of the Shares;

2.7	the Memorandum and Articles will not be amended in any manner that would affect the opinions set forth herein;

2.8	that the Company will have sufficient authorised capital to effect the issue of any of the Shares at the time of issuance; and

2.9	prior to, at the time of, and immediately following the approval of the transactions contemplated by the Registration Statement, the Company was, or will be, able to pay its debts as they fell, or fall, due and has entered, or will enter, into the transactions contemplated by the Registration Statement for proper value and not with an intention to defraud or wilfully defeat an obligation owed to any creditor or with a view to giving a creditor a preference.

QUALIFICATIONS

3.1	We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than the Cayman Islands. This opinion is to be governed by and construed in accordance with the laws of the Cayman Islands and is limited to and is given on the basis of the current law and practice in the Cayman Islands.

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3.2	This opinion is issued solely for your benefit and use in connection with the matter described herein and is not to be relied upon by any other person, firm or entity or in respect of any other matter.

3.3	Under Cayman Islands law, the register of members (shareholders) is prima facie evidence of title to shares and this register would not record a third party interest in such shares. However, there are certain limited circumstances where an application may be made to a Cayman Islands court for a determination on whether the register of members reflects the correct legal position. Further, the Cayman Islands court has the power to order that the register of members maintained by a company should be rectified where it considers that the register of members does not reflect the correct legal position. As far as we are aware, such applications are rarely made in the Cayman Islands and there are no circumstances or matters of fact known to us on the date of this opinion letter which would properly form the basis for an application for an order for rectification of the register of members of the Company, but if such an application were made in respect of the Shares, then the validity of such shares may be subject to re-examination by a Cayman Islands court.

OPINION

On the basis of and subject to the foregoing, we are of the opinion that:

4.1	The Company is duly incorporated and existing under the laws of the Cayman Islands and, based on the Certificate of Good Standing, is in good standing as at the Certificate Date. Pursuant to the Companies Act (“Act”), a company is deemed to be in good standing if all fees and penalties under the Act have been paid and the Registrar of Companies has no knowledge that the Company is in default under the Act.

4.2	When issued and recorded in the register of members of the Company in accordance with the Memorandum and Articles and paid for as contemplated by the Registration Statement and Plan of Merger, the Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as exhibit 5.1 to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto. In giving this consent, we do not consider that we are “experts” within the meaning of such term as used in the Securities Act, or the Rules and Regulations of the Commission promulgated thereunder, with respect to any part of the Registration Statement, including this opinion letter as an exhibit or otherwise.

Yours faithfully,

/s/ Conyers Dill & Pearman LLP
Conyers Dill & Pearman LLP

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